EXHIBIT 1
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                             STOCK VOTING AGREEMENT


         STOCK VOTING AGREEMENT, dated as of December 15, 1998 (the "AGREEMENT"), by and between certain shareholders of Envoy Corporation, a Tennessee corporation (the "COMPANY"), listed on Schedule A attached hereto, (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS") and Quintiles Transnational Corp., a North Carolina corporation ("PARENT").

         WHEREAS, concurrently herewith, Parent, QELS Corp., a Tennessee corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as amended from time to time, the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation (the "MERGER"); and

         WHEREAS, each Shareholder owns as of the date hereof the number of shares of Common Stock of the Company, no par value per share (the "COMMON STOCK"), and/or shares of Series B Convertible Preferred Stock of the Company, no par value per share (the "PREFERRED STOCK"), listed next to such Shareholder's name on Schedule A attached hereto (all such shares of Common Stock and Preferred Stock, together with any shares of Common Stock or Preferred Stock acquired after the date hereof and prior to the termination hereof, constituting such Shareholder's "SHARES"); and

         WHEREAS, Parent and Merger Sub have entered into the Merger Agreement in reliance on and in consideration of, among other things, each Shareholder's representations, warranties, covenants and agreements hereunder.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

         1.  VOTING.

         1.1 AGREEMENT TO VOTE. Each Shareholder hereby revokes any and all previous proxies with respect to such Shareholder's Shares and irrevocably agrees to vote and otherwise act (including pursuant to written consent), with respect to all of such Shareholder's Shares, for the approval and the adoption of the Merger Agreement and all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or meetings of the shareholders of the Company, and any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof) or such other actions are submitted for the consideration and vote of the shareholders of the Company. The foregoing shall remain in effect with respect to such Shareholder's Shares until the termination of this Agreement. Each Shareholder shall execute such additional documents as Parent may reasonably request to effectuate the foregoing.

         1.2 WAIVER OF RIGHT TO DISSENT. Each of General Atlantic Partners 25, L.P. and GAP Coinvestment Partners, L.P., each of which is a Shareholder (each a "SERIES B SHAREHOLDER"), hereby acknowledges that it is entitled to exercise dissenter's rights as provided in Section 4-23-101 et seq. of the Tennessee Business Corporation Act (the "TBCA") in connection with the consideration of, voting for and approval of the Merger by the shareholders of the Company. Each Series B Shareholder, as a record and beneficial holder of Shares, hereby waives irrevocably, as to all of its Shares, its right to dissent, notice of dissenter's rights and all other rights arising under the provisions of the TBCA with regard to dissenter's rights in connection with the Merger. Each Series B

Shareholder acknowledges that the Company and Parent will rely on such Shareholder's waiver of these rights arising under the TBCA, and agrees that the Company will have no obligation to provide notice of dissenter's rights to such Series B Shareholder or to take any other or further action concerning such Series B Shareholder's dissenter's rights otherwise available under the TBCA in connection with the Merger.

         2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder severally represents and warrants to Parent as follows:

         2.1 OWNERSHIP OF SHARES. On the date hereof and as of the Effective Time (as defined in the Merger Agreement), such Shareholder's Shares specified on Schedule A are the only shares of Common Stock or Preferred Stock owned by such Shareholder. Except as set forth on Schedule A, such Shareholder does not have any rights to acquire any additional shares of Common Stock or Preferred Stock. Such Shareholder currently has, and as of the Effective Time will have (except with respect to Shares transferred in accordance with Section 3.2), good, valid and marketable title to such Shareholder's Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

         2.2 AUTHORITY; BINDING AGREEMENT. Such Shareholder has the full legal right, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders' agreement or voting trust. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

         2.3 RELIANCE ON AGREEMENT. Such Shareholder understands and acknowledges that Parent and Merger Sub each are entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement. Such Shareholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

         3. NOTIFICATIONS. Each Shareholder shall, while this Agreement is in effect, notify Parent promptly, but in no event later than two days, of any shares of Common Stock or Preferred Stock acquired by such Shareholder after the date hereof.

         4. DELIVERY OF AFFILIATE LETTER. Contemporaneously with the execution of this Agreement, each Shareholder shall execute and deliver to Parent on the date hereof an Affiliate Letter substantially in the form attached hereto as Exhibit A.

         5. TERMINATION. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) immediately upon the termination of the Merger Agreement in accordance with its terms.

         6. ACTION IN SHAREHOLDER CAPACITY ONLY. No Shareholder makes any agreement or understanding herein as a director or officer of the Company; rather, each Shareholder signs solely in such Shareholder's capacity as a record holder and beneficial owner of such Shareholder's Shares, and nothing herein shall limit or affect any actions taken in such Shareholder's capacity as an officer or director of the Company, including without limitation any action taken in such Shareholder's capacity as a director or executive officer of the Company consistent with the provisions in Section 6.2 of the Merger Agreement.

         7.  MISCELLANEOUS.

         7.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied (with confirmation of receipt) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.

             IF TO PARENT:

             Quintiles Transnational Corp.
             4709 Creekstone Drive, Suite 200
             Durham, North Carolina  27703-8411
             Attn:  John S. Russell, Esq.
             Fax Number:  919-998-2759

             WITH A COPY TO:

             Smith, Anderson, Blount, Dorsett,
             Mitchell & Jernigan, L.L.P.
             2500 First Union Capitol Center
             Raleigh, North Carolina  27601
             Attn:  Gerald F. Roach, Esq.
             Fax Number:  919-821-6800

             IF TO A SHAREHOLDER:

             to the address provided for such Shareholder on Schedule A

         7.2 ENTIRE AGREEMENT. This Agreement, together with the documents expressly referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter contained herein.

         7.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         7.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         7.5 GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof.

         7.6 INJUNCTIVE RELIEF; JURISDICTION. Each Shareholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of North Carolina or in any North Carolina state court (collectively, the "COURTS"), this being in addition to any other remedy to which Parent may be entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts.

         7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         7.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                                   * * * * * *

                   [SIGNATURE PAGE TO STOCK VOTING AGREEMENT]


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                        Quintiles Transnational Corp.


                                        By: /s/ Dennis B. Gillings
                                            ----------------------
                                            Name:  Dennis B. Gillings, Ph.D.
                                            Title: Chief Executive Officer

SHAREHOLDERS

General Atlantic                        GAP Coinvestment
Partners 25, L.P.                       Partners, L.P.


By: /s/ WS Ford                         By: /s/ WS Ford
    -----------                             -----------
    Name:                                   Name:
    Title:                                  Title:


/s/ Fred C. Goad                        /s/ WS Ford
----------------                        -----------
Fred C. Goad, Jr.                       William E. Ford


/s/ Jim D. Kever                        /s/ W. Marvin Gresham
----------------                        ---------------------
Jim D. Kever                            W. Marvin Gresham


/s/ Kevin M. McNamara                   /s/ Laurence E. Hirsch
---------------------                   ----------------------
Kevin M. McNamara                       Laurence E. Hirsch


/s/ Harlan F. Seymour                   /s/ Richard A. McStay
---------------------                   ---------------------
Harlan F. Seymour                       Richard A. McStay

                      SCHEDULE A TO STOCK VOTING AGREEMENT

                              LIST OF SHAREHOLDERS

                                                                    NUMBER OF
                                                                 EXISTING SHARES
                                                           ----------------------------       RIGHTS TO            STATUS AS
                                                                                               ACQUIRE              COMPANY
               NAME                          ADDRESS          COMMON         PREFERRED          OTHER              AFFILIATE
               ----                          -------          STOCK            STOCK            SHARES             ---------
                                                              -----            -----          ---------
1.       General Atlantic Partners                               -           2,417,171             -               Preferred
         25, L.P.                                                                                                 Shareholder

2.       GAP Coinvestment                                        -            382,829              -               Preferred
         Partners, L.P.                                                                                           Shareholder

3.       Fred C. Goad, Jr.                                    325,886 1          -              610,000           Director &
                                                                                                               Executive Officer
4.       Jim D. Kever                                         401,154            -              545,000           Director &
                                                                                                               Executive Officer
5.       Kevin M. McNamara                                        588            -              195,000           Director &
                                                                                                               Executive Officer
6.       Harlan F. Seymour                                      2,000            -              127,000           Director &
                                                                                                               Executive Officer
7.       William E. Ford                                         -               -                6,000            Director

8.       W. Marvin Gresham                                    186,547            -               14,000            Director

9.       Laurence E. Hirsch                                   107,000            -               14,000            Director

10.      Richard A. McStay                                     39,750            -                6,000            Director

--------------------------

         1  Includes 76,700 shares in a trust of which Mr. Goad is the trustee and the sole beneficiary.

                       EXHIBIT A TO STOCK VOTING AGREEMENT

                                AFFILIATE LETTER
                                ----------------